EXHIBIT (12)

RATIO OF EARNINGS TO FIXED CHARGES

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                                                                                                       Nine Months Ended
                                                               Year Ended December 31,                   September 30,
                                                 ------------------------------------------------        --------------
                                                 1996       1997     1998        1999        2000        2000      2001
                                                 ----       ----     ----        ----        ----        ----      ----

EARNINGS:
      Income from continuing operations
      before income taxes and minority
      interests                              $ 399,326  $ 629,196 $ 267,373   $ 229,915    $ 559,354   $ 408,530  $ 299,349


ADJUSTMENTS:
      Fixed charges                            151,343    170,936   228,439     256,801      306,248     218,864    229,070
      Capitalized interest                      (3,943)    (2,491)     (630)     (2,184)      (1,726)      1,177       --
                                             -------------------------------------------------------   --------------------

Numerator - earnings available for
            fixed charges                    $ 546,726  $ 797,641 $ 495,182   $ 484,532    $ 863,876   $ 628,571  $ 528,419
                                             =======================================================   ====================


FIXED CHARGES:
Interest expense                               101,367    112,529   148,163     176,652      221,595     161,880    165,581
Capitalized interest expense                     3,943      2,491       630       2,184        1,726      (1,177)      --
Interest component of rental expense            46,033     55,916    79,646      77,965       82,927      58,161     63,489
                                              -------------------------------------------------------  ---------------------

Denominator - fixed charges                  $ 151,343  $ 170,936 $ 228,439   $ 256,801    $ 306,248   $ 218,864  $ 229,070
                                             ========================================================  =====================

RATIO OF EARNINGS TO FIXED CHARGES                 3.6        4.7       2.2         1.9          2.8         2.9        2.3

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